Exhibit 10.16

This booklet highlights the compensation and benefits provided to you as a non-employee member of the Board of Directors of PPG Industries, Inc. For more detailed plan information, please contact PPG’s Vice President, Human Resources.

ANNUAL RETAINERS

Effective for 2006, you will receive an annual retainer of $150,000, which will consist of $90,000 in cash and $60,000 in equity in the form of restricted stock units (RSUs). You will also receive an additional annual cash retainer if you Chair any of the following committees:

Committee	Retainer
Audit	$15,000
Nominating	$10,000
O-D Compensation	$10,000
Investment	$10,000

LONG TERM INCENTIVE

As part of your annual retainer, you will receive a grant of restricted stock units. The number of RSUs you receive will be determined by dividing $60,000 by the closing price of PPG stock on the grant date. The grant will vest three years after the grant date and will earn dividend equivalents during the vesting period. Each year, you may elect to defer your RSU grant or have the shares underlying your RSU grant issued to you upon vesting.

Prior to 2006, Directors received annual stock option grants of 2,500 option shares. Options granted after January 1, 2004, are exercisable three years after the grant date and have a ten year term. Options granted prior to 2004 are exercisable one year after the grant date and also have a ten year term.

DEFERRED COMPENSATION

The PPG Industries, Inc. Deferred Compensation Plan for Directors gives you the opportunity to defer receipt of the compensation you earn as a Director until after you leave the Board. Your Plan account will be credited with PPG common stock equivalents equal in value to the amount of compensation you elect to defer. These common stock equivalents earn dividend equivalents that are converted into additional common stock equivalents.

Upon leaving the Board of Directors, you may elect to receive payment of your account balance related to compensation deferred prior to January 1, 2005, in one to fifteen annual installments. Your account balance related to compensation deferred on or after January 1, 2005, will be paid in a lump sum six months after leaving the Board. All distributions are made in the form of PPG common stock. In the event of your death, payment will be made to your beneficiary.

STOCK OWNERSHIP

PPG established Stock Ownership Guidelines for all Directors effective January 1, 2005. All Directors must own 5,000 shares of PPG stock within five years of their election to the Board. This requirement can be achieved by either deferring a portion of your compensation into the Deferred Compensation Plan or by certifying ownership of shares in your personal brokerage accounts.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The Investor Services Program provides all PPG shareholders with a convenient way to reinvest dividends and purchase additional shares of PPG common stock without having to pay brokerage commissions or service charges. If you hold any shares of PPG common stock, you are eligible to participate in the Plan at any time.

All shares that you purchase through this Plan are held by the Plan Administrator and earn dividends. A statement of your account is mailed to you after each dividend payment date, and you are entitled to vote the shares held for you in the Plan. You may also withdraw shares held in your account.

For more information about this benefit, please contact the Program Administrator at 1-800-648-8160.

INSURANCE COVERAGE

Accidental Death & Dismemberment

While you serve as a Director, PPG provides you with Accidental Death and Dismemberment (AD&D) insurance coverage. This worldwide, 24-hour policy pays $250,000 for accidental loss of life, and up to 100% for loss of limb(s). Other losses due to injury are covered according to the insurance policy schedule.

Directors’ and Officers’ Liability

You are also provided with up to $125,000,000 in liability coverage for claims against you relating to your service as a PPG Director. Please see the PPG Book of the Board for details about this coverage.

PPG Aircraft Insurance

Coverage is provided while you travel on an aircraft owned/leased by PPG and piloted by a Certified Commercial or Airline Transport Pilot. For travel on a PPG-owned aircraft, the PPG policy provides up to a $1,000,000 per seat voluntary settlement allowance, and a reduced amount for a PPG leased or chartered aircraft.

MATCHING GIFTS

The PPG Industries Foundation Matching Gift Program enhances your personal giving by matching your contributions to eligible institutions. Your contribution must be a minimum of $25 up to a total of $10,000 per year. Eligible institutions include colleges or universities, private secondary schools, cultural institutions, and organizations serving exceptional children. For more details about this program, please see the Matching Gifts Program brochure.

BOARD OF DIRECTORS

2006

SUMMARY

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COMPENSATION

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BENEFITS